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As filed with the Securities and Exchange Commission on January 27, 2003

        Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

GUCCI GROUP N.V.
(Exact Name of Registrant as specified in its Charter)

The Netherlands (State or Other Jurisdiction of Incorporation or Organization)	Not Applicable (I.R.S. Employer Identification Number)
Rembrandt tower Amstelplein 1 HA 1096 Amsterdam The Netherlands (Address of Principal Executive Offices)

The Gucci Group Incentive Stock Option Plan(1)
(Full Title of the Plans)

Patricia Malone
President and Chief Executive Officer
Gucci America, Inc.
658 Fifth Avenue
New York, NY 10022
(Name and Address of Agent for Service)

(212) 750-5220
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:
 Paul Harter, Esq.
Gibson, Dunn & Crutcher
Telephone House
2-4 Temple Avenue
London EC4Y 0HB, England
44-20-7071-4212

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee

Common Stock, nominal value EUR 1.02 per share	1,250,000	$93.24	$116,550,000	$10,722.60

(1)
"The Gucci Group Incentive Stock Option Plan" collectively refers to the Gucci Group N.V. Incentive Stock Option Plan, the Gucci International N.V. Incentive Stock Option Plan, the Italian Subsidiaries Incentive Stock Option Plan, the French Subsidiaries Incentive Stock Option Plan, the Swiss Subsidiaries Incentive Stock Option Plan, the United States Subsidiaries Incentive Stock Option Plan, the Japanese Subsidiaries Incentive Stock Option Plan, the Hong Kong Subsidiaries Incentive Stock Option Plan, the Korean Subsidiaries Incentive Stock Option Plan, the Singapore Subsidiaries Incentive Stock Option Plan, the Spanish Subsidiaries Incentive Stock Option Plan, the German Subsidiaries Incentive Stock Option Plan, the Luxembourg Subsidiaries Incentive Stock Option Plan, the English and Welsh Subsidiaries Incentive Stock Option Plan and the Canadian Subsidiaries Incentive Stock Option Plan.

(2)
Common Stock being registered hereunder consists of an aggregate of 1,250,000 shares relating to options granted or to be granted pursuant to The Gucci Group Incentive Stock Option Plan. Pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein. As a result, this Registration Statement covers such number of additional shares of Common Stock as may become available for issuance pursuant to The Gucci Group Incentive Stock Option Plan in the event of certain changes in outstanding shares, including reorganizations, recapitalizations, stock splits, stock dividends and reverse stock splits.

(3)
Estimated solely for the purpose of calculating the registration fee. The registration fee has been calculated in accordance with Rule 457(c) under the Securities Act of 1933 based upon the price of $93.24 per share, which is the average of the high and low prices reported on the consolidated reporting system on 22 January 2003.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.

        Not filed as part of this Registration Statement pursuant to Note to Part I of Form S-8.

Item 2.    Registrant Information and Employee Plan Annual Information.

        Not filed as part of this Registration Statement pursuant to Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

        The following documents of Gucci Group N.V. (the "Company") heretofore filed with the Securities and Exchange Commission (the "Commission") are hereby incorporated in this Registration Statement by reference:

(a)
The Company's latest annual report on Form 20-F for the fiscal year ended January 31, 2002;

(b)
All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above; and

(c)
The description of the Common Stock set forth under the captions "Description of Capital Stock", "Share Certificates and Transfer" and "Taxation" in the Company's Registration Statement on Form F-1, filed with the Commission on March 12, 1996, File No. 333-2238, together with any amendment or report filed with the Commission for the purpose of updating such description.

        All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and documents.

        Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

        Not applicable.

Item 5.    Interests of Named Experts and Counsel.

        Not applicable.

Item 6.    Indemnification of Directors and Officers.

        The Company's Articles of Association provide that the Company shall indemnify any member of the Supervisory Board or Management Board and its officers and agents against all liabilities resulting from (i) any action, suit or proceeding, provided that the actions on the part of such person were made in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company and (ii) any action or proceeding by or in the right of the Company to procure a judgment in its favor, if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company. However, no indemnification shall be made if such person is adjudged to be liable for gross negligence or willful misconduct in the performance of his or her duty to the Company, unless a court determines that such person is fairly and reasonably entitled to indemnification. Such indemnification shall only be made upon a determination by the Supervisory Board, by independent legal counsel, or by a general meeting of shareholders that indemnification is proper under the circumstances because such person has satisfied the applicable standard of conduct.

        The Company has also purchased insurance policies under which such individuals are insured against liabilities resulting from their conduct when acting in their capacities on behalf of the Company.

        In addition, Article 34 of the Articles of Association provides that the "adoption by the general meeting of shareholders of the annual accounts . . . shall fully discharge the managing board and the supervisory board from liability in respect of the exercise of their duties during the financial year concerned, unless a proviso is made by the general meeting of shareholders and without prejudice to the provisions of sections 2:138 and 2:149, Civil Code." Under Dutch law, this discharge is not absolute and would not be effective as to any matters not disclosed to the Company's shareholders and is subject to general reasonableness and fairness.

        Reference is also made to the form of Underwriting Agreement filed as Exhibit 1 to the Company's Registration Statement on Form F-1, File No. 333-2238, filed with the Commission on March 12, 1996, for provisions relating to the indemnification of the members of the Supervisory Board and certain officers of the Company.

Item 7.    Exemption from Registration Claimed.

        Not Applicable.

Item 8.    Exhibits.

        The Exhibits to this Registration Statement are listed in the Index to Exhibits on page 7 of this Registration Statement, which Index is incorporated herein by reference.

Item 9.    Undertakings.

(a)
The undersigned registrant hereby undertakes:

(1)
to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement, to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)
that, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act") each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering; and

(3)
to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 6 above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Florence, Italy, on 27 January, 2003.

GUCCI GROUP N.V.
By:	/s/ DOMENICO DE SOLE Name: Domenico De Sole Title: President and Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Domenico De Sole and Robert S. Singer, either of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him, and in his name, place and stead, in any and all capacities to sign any and all further amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granted unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on 27 January, 2003.

Signatures	Title

/s/ DOMENICO DE SOLE Domenico De Sole	President and Chief Executive Officer (Principal Executive Officer) and Member of the Supervisory Board
/s/ ROBERT S. SINGER Robert S. Singer	Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ ADRIAN D.P. BELLAMY Adrian D.P. Bellamy	Chairman of the Supervisory Board
/s/ PATRICIA BARBIZET Patricia Barbizet	Member of the Supervisory Board
/s/ AURELIANO BENEDETTI Aureliano Benedetti	Member of the Supervisory Board
/s/ RETO F. DOMENICONI Reto F. Domeniconi	Member of the Supervisory Board
/s/ PATRICE MARTEAU Patrice Marteau	Member of the Supervisory Board
/s/ FRANÇOIS HENRI PINAULT François Henri Pinault	Member of the Supervisory Board
/s/ KAREL VUURSTEEN Karel Vuursteen	Member of the Supervisory Board
/s/ SERGE WEINBERG Serge Weinberg	Member of the Supervisory Board

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF GUCCI GROUP N.V.

        Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Gucci Group N.V., has signed this Registration Statement or amendment thereto in New York, New York on 27 January, 2003.

By:	/s/ PATRICIA MALONE Patricia Malone President and Chief Executive Officer, Gucci America, Inc.

EXHIBIT INDEX

Exhibit Number	Description
4.1	Form of Gucci Group N.V. Incentive Stock Option Plan.
4.2	Form of Gucci International N.V. Incentive Stock Option Plan.
4.3	Form of Incentive Stock Option Plan for Employees of the Italian Subsidiaries of Gucci Group N.V.
4.4	Form of Incentive Stock Option Plan for Employees of the French Subsidiaries of Gucci Group N.V.
4.5	Form of Incentive Stock Option Plan for Employees of the United States Subsidiaries of Gucci Group N.V.
4.6	Form of Incentive Stock Option Plan for Employees of the Swiss Subsidiaries of Gucci Group N.V.
4.7	Form of Incentive Stock Option Plan for Employees of the English and Welsh Subsidiaries of Gucci Group N.V.
4.8	Form of Incentive Stock Option Plan for Employees of the Hong Kong Subsidiaries of Gucci Group N.V.
4.9	Form of Incentive Stock Option Plan for Employees of the Japanese Subsidiaries of Gucci Group N.V.
4.10	Form of Incentive Stock Option Plan for Employees of the Korean Subsidiaries of Gucci Group N.V.
4.11	Form of Incentive Stock Option Plan for Employees of the Singapore Subsidiaries of Gucci Group N.V.
4.12	Form of Incentive Stock Option Plan for Employees of the Canadian Subsidiaries of Gucci Group N.V.
4.13	Form of Incentive Stock Option Plan for Employees of the German Subsidiaries of Gucci Group N.V.
4.14	Form of Incentive Stock Option Plan for Employees of the Spanish Subsidiaries of Gucci Group N.V.
4.15	Form of Incentive Stock Option Plan for Employees of the Luxembourg Subsidiaries of Gucci Group N.V.
4.16	Form of General Option Agreement.
4.17	Form of Supervisory Board Option Agreement.
4.18	Form of Italian Option Agreement.
4.19	Form of French Option Agreement.
4.20	Form of Korean Option Agreement.
5	Opinion of De Brauw Blackstone Westbroek.
23.1	Consent of PricewaterhouseCoopers Accountants N.V.
23.2	Consent of De Brauw Blackstone Westbroek (included in Exhibit 5).
24	Power of Attorney which appears on page 5 of this Registration Statement.

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PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
  Item 1. Plan Information.
  Item 2. Registrant Information and Employee Plan Annual Information.
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
POWER OF ATTORNEY
SIGNATURE OF AUTHORIZED REPRESENTATIVE OF GUCCI GROUP N.V.
EXHIBIT INDEX